ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Greyhound Commissary, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

3. Shares: Number of shares with par value: 50,000,000 shares, par value $0.001 per share.

On January 3, 2011, the Corporation's Board of Directors, acting by unanimous written consent, and the holders of at least a majority of the Corporation's outstanding common stock acting by written consent, in accordance with the Nevada Revised Statutes, duly adopted resolutions authorizing a one (1) share for 8.512 shares reverse split of the issued and outstanding Common Stock, whereby every 8.512 issued and outstanding shares, shall automatically and without any action on the part of the holder thereof be combined into one (1) fully paid and nonassessable share of Common Stock, par valued remains $0.001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 3,000,000 Shares (88.3%) FOR

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X G. Williams

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.